Exhibit 99.45

Madrid/Roma, 11 de abril de 2007

Muy señores nuestros:	Dear Sirs,

En cumplimiento de lo dispuesto en el	In compliance with section 82 of Act 24/1988,
Artículo 82 de la Ley 24/1988, de 28 de julio,	of July 28th, on the Securities Market,
de Mercado de Valores, ACCIONA, S.A. y	ACCIONA, S.A. and ENEL ENERGY
ENEL ENERGY EUROPE S.r.L.	EUROPE S.r.L. hereby report the following:
comunican el siguiente:

HECHO RELEVANTE

En el día de hoy, como continuación a los
Hechos Relevantes números 78.974 y 78.975,
con relación a la Oferta Pública de
Adquisición de acciones de ENDESA, S.A.
(en adelante la “Oferta”), ACCIONA, S.A. y
ENEL ENERGY EUROPE S.r.L. han
presentado en la Comisión Nacional del
Mercado de Valores, los correspondientes
avales en garantía de las obligaciones de pago
derivadas de la Oferta, de conformidad con los
artículos 11 y 16 del Real Decreto 1197/1991,
de 26 de julio, sobre régimen de las ofertas
públicas de adquisición de valores.

RELEVANT INFORMATION

As of today, following the Relevant Facts
number 78,974 and 78,975, regarding the
Tender Offer for shares in ENDESA
(hereinafter, the “Offer”) ACCIONA, S.A.
and ENEL ENERGY EUROPE S.r.l., have
filed with the Spanish National Securities
Exchange Commission (“CNMV”), the
relevant bank guarantees securing the payment
obligations resulting from the Offer, in
accordance with sections 11 and 16 of the
Royal Decree 1197/1991, dated July 26,
governing tender offers.

11 de abril de 2007	April 11, 2007

Atentamente/Yours sincerely,

ACCIONA, S.A.	ENEL ENERGY EUROPE, S.r.L.
P.p.	P.p.